UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

November 1, 2018

Date of Report (Date of earliest event reported)

BALLANTYNE STRONG, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-13906	47-0587703
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation or organization)	File No.)	Identification Number)

11422 Miracle Hills Drive, Suite 300
Omaha, Nebraska	68154
(Address of principal executive offices)	(Zip Code)

(402) 453-4444

(Registrant’s telephone number including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 1, 2018, Lance V. Schulz, Senior Vice President, Chief Financial Officer and Treasurer, resigned from all positions with Ballantyne Strong, Inc. (the “Company”) and its subsidiaries, effective November 16, 2018.

On November 6, 2018, the Board of Directors of the Company appointed Mark D. Roberson as Executive Vice President and Chief Financial Officer of the Company, effective as of November 16, 2018.

Mark D. Roberson, age 53, has more than 20 years of financial management experience. He brings an extensive background in executive leadership, operations, corporate finance, SEC reporting, treasury, and mergers & acquisitions. Mr. Roberson has served most recently as Chief Operations Officer of Chanticleer Holdings, Inc. (Nasdaq: BURG), a restaurant operating company, since May 2015, where he was responsible for SEC reporting, accounting, budgeting and operational management of U.S. and international business units. Prior to Chanticleer Holdings Inc., he served as Chief Executive Officer, since February 2010, Acting Chief Executive Officer, from May 2009 to February 2010, and as Chief Financial Officer, since October 2007, of PokerTek, Inc., a gaming technology company then listed on Nasdaq, until the company was sold in October 2014. Mr. Roberson previously held positions of increasing responsibility at Baker & Taylor, Inc., Curtiss-Wright Controls, Inc., Krispy Kreme Doughnut Corporation, Inc., LifeStyle Furnishings International, Ltd., Coopers & Lybrand, LLP and Ernst and Young, LLP. Mr. Roberson received a bachelor’s degree in Economics from Southern Methodist University, a bachelor’s degree in Accounting from the University of North Carolina at Greensboro and a master’s degree in business administration from Wake Forest University. Mr. Roberson is a Certified Public Accountant. He has served on the Board of Directors of Cynergistek, Inc. (NYSE American: CTEK), a cybersecurity and information management consulting firm, since May 2016, where he chairs the Audit and Compensation Committees.

Mr. Roberson’s employment agreement (the “Employment Agreement”) with the Company provides for an annual base salary of $250,000, and he will be eligible for performance-based compensation in the form of an annual bonus targeted at $150,000, payable partly in cash and partly through equity awards as determined by the Compensation Committee. The bonus will be subject to the achievement of performance metrics and other criteria as determined by the Compensation Committee. As a signing bonus, the Company has agreed to grant, within 30 days of the entry into the Employment Agreement, to Mr. Roberson 50,000 restricted stock units pursuant to the Company’s 2017 Omnibus Equity Compensation Plan, vesting over a period of three years from the date of grant, and a stock option to purchase 40,000 shares of the Company’s common stock pursuant to the Company’s 2017 Omnibus Equity Compensation Plan, which option will vest over a period of five years from the date of grant. He will also be eligible to participate in the Company’s 401(k), medical, dental and vision plans and certain other benefits available generally to employees of the Company. The Employment Agreement contains customary non-competition and non-solicitation covenants.

The foregoing description of the Employment Agreement is qualified in its entirety by reference to the full text of the Employment Agreement, copy of which is included as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

To the Company’s knowledge, there are no arrangements or understandings between Mr. Roberson and any other person pursuant to which he was selected for his position. In addition, there are no family relationships between Mr. Roberson and any directors or executive officers of the Company, and no transactions are required to be reported under Item 404(a) of Regulation S-K between Mr. Roberson and the Company.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit
No.	Description
10.1	Executive Employment Agreement, dated November 7, 2018, between Ballantyne Strong, Inc. and Mark D. Roberson.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BALLANTYNE STRONG, INC.

Date: November 7, 2018	By:	/s/ D. Kyle Cerminara
D. Kyle Cerminara
Chairman of the Board of Directors and Chief Executive Officer